Waste Systems International, Inc.
    Lexington Office Park, 420 Bedford Street, Suite 300, Lexington, MA 02420
                       Tel: 781-862-3000; Fax 781-862-2929



FOR IMMEDIATE RELEASE:

Contacts:   Waste Systems International, Inc.
            John Boyer, President and Chief Executive Officer
            Jim Elitzak, Vice President and Chief Financial Officer
            Tel: 781-862-3000
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                   WASTE SYSTEMS INTERNATIONAL, INC. RECEIVES
                         NOTICE OF DELISTING FROM NASDAQ

Lexington, Massachusetts, February 15, 2001 - Waste Systems International, Inc. ("the Company") (NASDAQ: WSIIQ), received on February 9, 2001 a Nasdaq Staff Determination that, based on the Nasdaq Staff's review, the Company's common stock would be delisted from the Nasdaq National Market at the opening of business on February 20, 2001. The Nasdaq Staff Determination stated that its decision to delist the Company's securities was based on the following factors: concerns regarding the residual equity interest, if any, of the existing listed securities holders, the Company's January 11, 2001 filing under Chapter 11 of the U.S. Bankruptcy Code and associated public interest concerns as set forth under Marketplace Rules 4450(f) and 4330(a)(3) and the Company's ability to sustain compliance with all requirements for continued listing on the Nasdaq Stock Market.

As previously announced in December, 2000, the Company was notified by Nasdaq that its common stock had failed to maintain a minimum bid price per share of at least $1.00 required for continued listing on the Nasdaq National Market. The Company's common stock does not currently qualify for inclusion on the Nasdaq SmallCap Market, which also requires a $1.00 per share minimum bid price.

WSI is a fully integrated non-hazardous solid waste management company. The Company currently has operations in Vermont, Central Pennsylvania, Eastern New England, Upstate New York, and Washington D.C. which serve commercial, industrial, and residential customers.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the Company's ability to operate successfully during the Chapter 11 proceedings, the involvement of the Company's creditors in the Chapter 11 proceedings, bankruptcy court approvals incident to the Company's operations in Chapter 11 and the ultimate reorganization of the Company, a history of losses, dependence on management, the uncertain ability to finance the Company's operations and growth, limitations on landfill permitting and expansion, geographic concentration, and the other risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.


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